FOR IMMEDIATE RELEASE
August 1, 2003

Tellabs will outsource North American manufacturing to Sanmina-SCI as next step along path to profitable growth

Naperville, Ill. – Tellabs today announced that it will outsource manufacturing of its North American products to Sanmina-SCI (NASDAQ: SANM), resulting in the layoff of about 325 employees. This morning Tellabs is notifying affected employees, who are eligible for outplacement assistance and severance packages based on their years of service and position. The manufacturing transition begins immediately, and manufacturing operations in Bolingbrook are expected to cease by year-end. Tellabs plans to move remaining employees from its main building in Bolingbrook to its Naperville headquarters and sell the 545,000-square-foot Bolingbrook main building.

"Bolingbrook has been a good place for Tellabs to do business, and while we deeply regret the need to take such a painful action, it's essential to advance Tellabs along the path to profitable growth," said Michael J. Birck, chairman and chief executive officer. "Partnering with a world-class manufacturer such as Sanmina-SCI enables us to intensify Tellabs' focus on taking care of customers and developing the products that telecom service providers need."

In order to ensure a seamless transition for customers, Tellabs employees will continue to work directly with customers on ordering, configuration and shipping of products – so that customers receive the service, quality and flexibility they expect from Tellabs.

Tellabs expects to benefit from lower manufacturing costs and by freeing up capital now tied up in equipment, inventory and facilities. Since implementing outsourced manufacturing will take through year-end to accomplish, these benefits will be slight in 2003 and are expected to increase in 2004 and beyond. Beginning in the third quarter, Tellabs will record an estimated $90 million to $110 million in charges connected with the outsourcing move.

Tellabs (NASDAQ: TLAB) provides innovative bandwidth management solutions to help carriers around the world move communications most efficiently and effectively. The world communicates through Tellabs™ — most telephone calls and Internet sessions in the United States and many other countries flow through the company's equipment. Tellabs employee-owners develop and deploy solutions that provide aggregation, grooming and business services in metro/regional networks in more than 100 countries. For more information, please visit tellabs.com.

INVESTOR CONTACT:
Tom Scottino
+1.630.798.3602
tom.scottino@tellabs.com

MEDIA CONTACT:
George Stenitzer
+1.630.798.3800
george.stenitzer@tellabs.com

Tellabs, the Tellabs logo and The World Communicates Through Tellabs™ are trademarks of Tellabs or one of its affiliates in the United States and/or other countries.